FORM 4

           U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

          Filed pursuant to Section 16(a) of the Securities
          Exchange Act of 1934, Section 17(a)
          of the Public Utility Holding Company Act of 1935
or
          Section 30(f) of the Investment Company Act of
1940

                    Check this box if no
               longer subject to
               Section 16.  Form 4
               or Form 5 obligations
               may continue.  See
               Instruction 1(b).

1.   Name and Address of Reporting Person
     Donnelly       Patrick           J.B.
     (Last)              (First)        (Middle)

     NS Group, Inc.
            530 W. Ninth Street
     (Street)

     Newport        KY        41071
     (City)              (State)        (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     NS Group, Inc.  (NSS)

3.   IRS Identification Number of Reporting Person, if an
     Entity (Voluntary)

4.   Statement for Month/Year
     4/00

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

          X    Director
               Officer (give title)
               10% Owner
               Other (specify)



7. Individual or Joint/Group Filing (Check applicable line)
     X    Form filed by one Reporting Person
          Form filed by more than one Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Security (Instr. 3)

2.   Transaction Date (Month/Day/Year)

3.   Transaction Code (Instr. 8)

     Code           V

4.   Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4 and 5)

     Amount         (A) or (D)          Price

5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

6.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 3
     and 4)

7.   Nature of Indirect Beneficial Ownership (Instr. 4)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 3)
     Stock Option (right to buy)

2.   Conversion or Exercise of Price of Derivative Security
     $14.5625

3.   Transaction Date (Month/Day/Year)
     4/20/00

4.   Transaction Code (Instr. 8)
     A (Voluntary)

5.   Number of Derivative Securities Acquired (A) or
     Disposed of (D) (Instr. 3,4, and 5)
     4,000 (A)

6.   Date Exercisable and Expiration Date
     (Month/Day/Year)

     Date Exercisable         Expiration Date
                (1)                 4/20/10

7.   Title and Amount of Underlying Securities
     (Instr. 3 and 4)

     Title               Amount or Number of Shares
     Common Stock   4,000 shares

8.   Price of Derivative Security (Instr. 5)

9.   Number of Derivative Securities Beneficially
     Owned at End of Month (Instr. 4)
     4,000

10.        Ownership Form of Derivative Security:  Direct
  (D)
     or Indirect (I)  (Instr.4)
     D
11.  Nature of Indirect Beneficial Ownership (Instr. 4)


/s/ Patrick J.B. Donnelly               May 1, 2000
Signature of Reporting Person      Date

Explanation of Responses:
(1) 100% vested on date of grant. Exercisable after six months from date of grant.